Exhibit 10.16

December 6, 2013

PERSONAL AND CONFIDENTIAL

BY EMAIL (brobb@shilepsky.com)

Julie A. Gerschick
c/o Barbara A. Robb
Shilepsky Hartley Robb Casey Michon
155 Seaport Boulevard, 11th Floor
Boston, MA 02210-2698

Re:                             Resignation Agreement

Dear Julie:

This letter is an agreement (the “Agreement”) between you and each of Brookline Bancorp, Inc. (the “Company”), Brookline Bank, First Ipswich Bank, and Bank Rhode Island (together, the “Banks”).  The purpose of this Agreement is to establish an amicable arrangement concerning your resignation from the Company and the Banks, your continued provision of services to the Company and the Banks until your resignation, mutual releases of legal claims and the provision of severance pay and related benefits to you.

You acknowledge that you are entering into this Agreement knowingly and voluntarily.  It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist.  By proposing and entering into this Agreement, the Company and the Banks are not admitting in any way that any of them violated any legal obligation that was owed to you.

With those understandings, you, the Company and the Banks agree as follows:

1.                                      Continued Employment and Resignation

(a)                                 Resignation Date.  You are resigning from employment with the Company effective on December 31, 2013 (the “Resignation Date”).  You further confirm that you will resign from any and all other positions that you hold with the Company as an officer, director or otherwise or with any affiliate of the Company, including without limitation any position at any of the Banks, effective on the Resignation Date.

(b)                                 Continued Employment.  During the period until the Resignation Date, you shall use your best efforts to perform your job responsibilities for the Company and the Banks.  Those job responsibilities may include providing transitional services in anticipation of your departure.  During such period, you shall confer with senior management of the Company concerning any business decisions that would reasonably be expected to have any significant effect on the Company or any of the Banks beyond the Resignation Date.

(c)                                  Pay and Benefits.  The Company shall continue your salary and employee benefits at their current level effective to and including the Resignation Date.  You will be entitled to pay for any vacation time that is accrued but unused as of the Resignation Date.  Your rights with respect to Company stock will continue to be governed by and subject to the 2011 Restricted Stock Plan, the Performance Based Restricted Stock Awards bearing “Dates of Grant” of November 14, 2011 and July 29, 2013, and the Time Based Restricted Stock Awards bearing “Dates of Grant” of November 14, 2011 and July 29, 2013 (the “Equity Documents”).  The Company shall also reimburse you for any unreimbursed business expenses, subject to and in accordance with the Company’s historical employee business expense reimbursement practices.

(d)                                 2013 Bonus.  On January 3, 2014, the Company shall pay you your 2013 Bonus in the amount of $115,600, less tax-related deductions and withholdings applicable to a bonus payment.  Such payment shall be made by direct deposit.

2.                                      Severance Benefits

(a)                                 Severance Pay.  On January 3, 2014, in recognition of services performed and the terms of this Agreement, the Company shall pay you severance pay (“Severance Pay”) in a lump sum in the amount of $615,250, less tax-related deductions and withholdings applicable to lump sum payments of severance pay.  Such payment shall be made by direct deposit.

(b)                                 Health Benefits.  If you elect COBRA continuation coverage, the Company shall pay the same portion of premiums that it pays for active employees from time to time for the same level of group medical, dental, and vision coverage as in effect on the Resignation Date until the earliest of the following:  (i)  June 30, 2015; (ii) your eligibility for group medical care coverage through other employment that you obtain; or (iii) the end of your eligibility under COBRA for continuation coverage for medical and dental and vision care.  As a condition of the Company’s obligation to make such premium contributions, you will be responsible for paying the remaining portion of the premiums for such coverage to the same extent as if you remained employed and in a timely manner.  You shall pay such remaining portion either to the Company or as otherwise directed by the Company.  If you do not do so in a timely manner, the Company shall have no obligation to make premium contributions.  You agree to notify the Company promptly if you become eligible for group medical care coverage through another employer of you.  You also agree to respond promptly and fully to any reasonable requests for information by the Company concerning your eligibility for such coverage.  Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to you, it may convert such payments to payroll payments directly to you on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings.

(c)                                  Tax Treatment.  The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

3.                                      Return of Property

On or before the Resignation Date, you shall return to the Company all Company property, including, without limitation, computer equipment, smart phones, tablet computers, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Resignation Date.  In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.  For its part, the Company will cooperate with you in a reasonable and good faith manner to return to you any electronic documents of a personal nature that are present on any Company device, equipment or system and to transfer back to you the mobile telephone number that you brought with you to the Company when hired and that has been assigned to the mobile telephone that you used for Company business.

4.                                      Confidential Information

You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company and the Banks that the Company and the Banks treat as confidential and the disclosure of which could negatively affect the Company’s or the Banks’ interests (“Confidential Information”).  Confidential Information includes, without limitation, confidential financial information; business forecasts; inventions; improvements and other intellectual property; trade secrets; know-how; confidential software; marketing or sales information or plans; customer lists; and business plans, prospects and opportunities.  You agree that you shall not use or disclose any Confidential Information at any time without the written consent of the Company.

5.                                      Releases of Claims

(a)                                 Your Release of Claims.  In consideration for, among other terms, the Severance Pay, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, the Banks and any other affiliated and related entities, the predecessors, successors and assigns of the Company and all affiliated and related entities, the employee benefit plans of the Company and all affiliated and related entities, all fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•	relating to your employment by and resignation from employment with the Company and from all offices that you have held with the Company and the Banks;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute;

•
for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, § 148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect or waive your rights under this Agreement.  This Agreement and release also shall not affect or waive your rights to defense, indemnification and/or contribution under common law, applicable statutes, the Company’s by-laws, any other corporate organizational documents or any Company insurance policy (which you are fully reserving).  This Agreement also shall not affect your rights under the Company’s Section 401(k) plan and/or under the Equity Documents.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

(b)                                 Release of the Company’s Claims.  In consideration for, among other terms, your release of Claims pursuant to the preceding subsection, the Company and the Banks voluntarily release and forever discharge you generally from all Claims that, as of the date when the Company and the Banks sign this Agreement, the Company and the Banks have, ever had, now claim to have or ever claimed to have had against you, including, without limitation, all Claims relating to your employment by and termination of employment with the Company; provided that this release shall not affect or waive the rights of the Company or any of the Banks under this Agreement; and provided further that neither the Company nor any of the Banks releases you from any civil Claim that is based on conduct that also satisfies the elements of a criminal offense (“Excepted Claim”).  The Company and the Banks represent that their officers with knowledge of the proposal of this Agreement have no knowledge or reason to believe that the Company has any Excepted Claim against you.  If any Releasee hereafter initiates any form of litigation against you based on any Claim that arose before the Company and the Banks signed this Agreement, your release of that Releasee pursuant to the preceding subsection shall be of no further force or effect; provided that this shall not affect your release of other Releasees.

(c)                                  Further Mutual Release.  As a condition to the Company’s obligation to pay the Severance Pay, you shall execute a Mutual Release Agreement in the form of Exhibit A no later than January 2, 2014 (the “Mutual Release Agreement”).  Promptly after you execute and deliver to the Company’s counsel, Robert M. Hale (rhale@goodwinprocter.com), an executed Mutual Release Agreement, the Company and the Banks shall execute the Mutual Release Agreement.

6.                                      Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents.  The Company agrees that during their respective periods of employment with the Company, the Company’s current Executive Officers shall not make any disparaging statements concerning you.  The Company shall direct the members of its Board of Directors not to make any disparaging statements about you during their respective periods of membership on the Board.  These nondisparagement obligations shall not apply to truthful testimony in any legal proceeding.

7.                                      Transitional Services

You agree to provide up to ten (10) hours of transitional services to the Company during the one year period immediately following the Resignation Date at any reasonable times requested by the Company; provided that the Company shall not require you to provide any such services at any times that would unreasonably interfere with your search for employment or with any subsequent employment or other business obligations.

8.                                      Future Cooperation

You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”).  You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel.  The Company shall not utilize this Section 8 to require you to make yourself available to an extent that would unreasonably interfere with employment or business responsibilities that you may have.  Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls you as a witness.  The Company shall reimburse you for any reasonable expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s historical business expense reimbursement practices.  Further, in the event that you reasonably determine that there is a potential or actual conflict between you and the Company and/or the Banks that makes it reasonably necessary for you to retain personal counsel to provide legal advice and assistance to you in connection with your performance of Cooperation Services, the Company shall pay for all reasonable attorneys’ fees and costs that you incur for the retention of such personal counsel of your choosing due to your performance of Cooperation Services (“Cooperation Services Attorneys’ Fees”).  In addition,  the Company shall pay you at the rate of $350 per hour (the “Cooperation Services Fee”) for any time spent performing requested Cooperation Services during 2014 that exceeds twenty-five (25) hours and for any time spent performing requested Cooperation Services after December 31, 2014; provided that (i) the Company shall not be obligated to pay you the Cooperation Services Fee or pay Cooperation Services Attorneys’ Fees for any time spent testifying in any proceeding or in related waiting time; and (ii) if you invoke your right to have the Company pay Cooperation Services Attorneys’ Fees with respect to Cooperation Services for which you are entitled to a Cooperation Services Fee and the Company does not obtain reimbursement for such Cooperation Services Attorneys’ Fees under a liability insurance policy, the Cooperation Services Fee with respect to the first fifty (50) hours of such Cooperation Services shall be reduced to $250 per hour.

9.                                      Other Provisions

(a)                                 Termination of Payments.  If you engage in a material breach of any of your obligations under this Agreement before payments pursuant to Sections 1(d) and 2 are due to be made to you or for your benefit, the Company shall have the right to terminate any such payments.  The termination of such payments in the event of your material breach will not affect your continuing obligations under this Agreement.  Any decision by the Company not to exercise its right to terminate any such payments shall not affect the Company’s rights arising from any such material breach.  If the Company terminates any such payments and you prevail in litigation concerning whether there was a material breach that permitted such nonpayment, you shall be entitled to recover your reasonable attorney’s fees and costs incurred in litigation of such a breach of contract claim.

(b)                                 Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(c)                                  Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d)                                 Waiver.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e)                                  Jurisdiction.  You, the Company and the Banks hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(f)                                   Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(g)                                  Entire Agreement.  With the exception of the Equity Documents, this Agreement constitutes the entire agreement between you and the Company or any of the Banks.  This Agreement supersedes any previous agreements or understandings between you and the Company or any of the Banks, except the Equity Documents and any other obligations specifically preserved in this Agreement.

(h)                                 Time for Consideration; Effective Date.  In signing this Agreement, you acknowledge that you were given the opportunity to consider this Agreement for twenty-one (21) days.  In signing this Agreement, you acknowledge that you have knowingly and voluntarily entered into this Agreement.  To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the Company’s attorney in this matter, Robert Hale of Goodwin Procter LLP (rhale@goodwinprocter.com).  For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Mr. Hale.  For such a revocation to be effective, it must be delivered so that it is received by Mr. Hale at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(i)                                     Counterparts.  This Agreement may be executed in separate counterparts.  When all counterparts are signed, they shall be treated together as one and the same document.

(j)                                    Payments in the Event of Death.  All payments made to you under this Agreement shall be paid to your spouse in the event that you become deceased before all such payments have been made to you, or to your children in the event both you and your spouse are deceased before all such payments have been made.

(k)                                 Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.

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Please indicate your agreement to the terms of this Agreement by signing and returning to me the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

BROOKLINE BANCORP, INC.

By:	/s/ Michael W. McCurdy	12/6/2013
	Michael W. McCurdy	Date
General Counsel and Secretary

BROOKLINE BANK

By:	/s/ Michael W. McCurdy	12/6/2013
	Michael W. McCurdy	Date
General Counsel

FIRST IPSWICH BANK

By:	/s/ Michael W. McCurdy	12/6/2013
	Michael W. McCurdy	Date
General Counsel

BANK RHODE ISLAND

By:	/s/ Michael W. McCurdy	12/6/2013
	Michael W. McCurdy	Date
General Counsel

You are advised to consult with an attorney before signing this Agreement. This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Julie A. Gerschick	12/6/2013
Julie A. Gerschick	Date

EXHIBIT A

MUTUAL RELEASE AGREEMENT

This Mutual Release Agreement (the “Agreement”) is entered into between Julie A. Gerschick (“you”) and each of Brookline Bancorp, Inc. (the “Company”), Brookline Bank, First Ipswich Bank and Bank Rhode Island (together, the “Banks”).  The parties knowingly and voluntarily enter into this Agreement pursuant to Section 5(c) of the Resignation Agreement set forth in the letter agreement between you and both the Company and the Banks (the “Resignation Agreement”).

Pursuant to the Resignation Agreement and in consideration of the mutual promises below, you, the Company and the Banks agree as follows:

1.                                      Your Release of Claims.  You voluntarily release and forever discharge the Company, the Banks and any other affiliated and related entities, the predecessors, successors and assigns of the Company and all affiliated and related entities, the employee benefit plans of the Company and all affiliated and related entities, all fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•	relating to your employment by and resignation from employment with the Company and from all offices that you have held with the Company and the Banks;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute;

•
for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, § 148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect or waive your rights under the Resignation Agreement.  This Agreement and release also shall not affect or waive your rights to defense, indemnification and/or contribution under common law, applicable statutes, the Company’s by-laws, any other corporate organizational documents or any Company insurance policy (which you are fully reserving).  This Agreement also shall not affect your rights under the Company’s Section 401(k) plan and/or under the Equity Documents, as defined in the Resignation Agreement.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

2.                                      Release of the Company’s Claims.  The Company and the Banks voluntarily release and forever discharge you generally from all Claims that, as of the date when the Company and the Banks sign this Agreement, the Company and the Banks have, ever had, now claim to have or ever claimed to have had against you, including, without limitation, all Claims relating to your employment by and termination of employment with the Company; provided that this release shall not affect or waive the rights of the Company or any of the Banks under the Resignation Agreement; and provided further that neither the Company nor any of the Banks releases you from any civil Claim that is based on conduct that also satisfies the elements of a criminal offense (“Excepted Claim”).  If any Releasee hereafter initiates any form of litigation against you based on any Claim that arose before the Company and the Banks signed this Agreement, your release of that Releasee pursuant to Section 1 shall be of no further force or effect; provided that this shall not affect your release of other Releasees.

3.                                      Counterparts.  This Agreement may be executed in separate counterparts.  When all counterparts are signed, they shall be treated together as one and the same document.

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So agreed by the parties:

BROOKLINE BANCORP, INC.

By:
Michael W. McCurdy	Date
General Counsel and Secretary

BROOKLINE BANK

By:
Michael W. McCurdy	Date
General Counsel

FIRST IPSWICH BANK

By:
Michael W. McCurdy	Date
General Counsel

BANK RHODE ISLAND

By:
Michael W. McCurdy	Date
General Counsel

Julie A. Gerschick	Date